Exhibit 10.30

Private & Confidential

April 26, 2017

To: Michael McClellan

Dear Michael,

Reference: Your Home Based Long Term International Assignment

Congratulations on your assignment. Global Mobility is an important part of Teva’s growth, globalization, and talent initiatives. We believe that international assignments help Teva achieve worldwide business targets while simultaneously developing employee’s capabilities and international business experience. We hope that you will benefit both personally and professionally from your experience. This letter summarizes the general terms and conditions of your assignment with Teva.

ASSIGNMENT SUMMARY

Home Country:

Host Country:

Employer (Legal Entity):

Host Site Entity:

Annual Base Salary:

Bonus Guideline:

Position Title:

Grade:

Citizenship/Permanent Resident Status:

Manager While on Assignment:

Estimated Assignment Start Date*:

Scheduled Assignment End Date:

Assignment Policy:

Home or Host based Assignment:

International Assignment Policy Date:

Family Size at Host (including Employee):

The United States

The Netherlands

Teva Pharmaceuticals USA Inc

Teva Pharmaceuticals Europe BV

405,000.00 USD

50%

SVP Specialty Medicines Europe

20

The United States

Rob Koremans

June 1, 2017

May 31, 2020

2015 Long Term International Assignment

Home Based

April 2015

2

*	Your actual effective date of assignment will be determined following receipt of your authorization to work and reside in the Host country.

This letter does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your temporary international assignment. Should the nature of your position change or if this assignment extends beyond its initial duration the terms may be subject to change at that time. Teva reserves the right to modify the global assignment policies and procedures at any time in whole or in part, with or without notice.

COMPENSATION

As a Home Based assignee, it is the intention of the Teva International Assignment policy to provide you with a compensation package derived from what you would receive as an employee based in your home country. You will continue on the Annual Increment Policy of the home country based on your performance. It is Teva’s intention to pay your compensation via your Home Company’s payroll into your home country bank account in the home country currency. When required per local host regulations however, you may be paid a portion or all of your compensation in the host country. When your assignment ends, all assignment benefits and allowances will cease. During your assignment if applicable and according to your Home country manager’s sole discretion, your base salary will be reviewed and adjusted according to your home country policies.

ANNUAL INCENTIVE COMPENSATION

Any incentive compensation eligibility (e.g., cash bonus, stock option, restricted stock units, etc.) is in accordance with Teva’s incentive compensation plans and programs as they may be amended from time to time. Incentive compensation paid in the form of cash, if any, will be paid from your home country payroll.

BONUS

Over the current performance year respectively and thereafter you will have the opportunity to earn an on-target bonus as stated above, payable in March/April of the following calendar year. Superior performance may be rewarded above that on-target level, subject to management discretion. Any bonus earned will be paid from your home country payroll.

VISA/IMMIGRATION

It is important that you have the required documentations to legally work and reside in the host country. Our professional immigration partner will be authorized to assist you. Relocation to your new host location must not take place until your work authorization is received. The terms of this Letter of Assignment shall not come into, or remain in force, unless and until you are granted any necessary visas or work permits allowing you to live and work in the host. Necessary costs incurred to obtain your authorization to work and your spouse’s authorization to reside in the host country will be managed by Teva’s global relocation provider.

Teva supports only required documentation for the intended assignment duration and will not provide financial assistance towards the acquisition of permanent resident status or documentation.

PRE-ASSIGNMENT TRIP

If necessary, to help you become familiar with the assignment location, a house hunting trip of up to 5 days will be authorized for you and your spouse. During this time, you will receive a per diem in accordance with the Teva Business Travel policy to cover reasonable costs of meals and incidentals. Ground transportation, lodging and air travel (booked at least 14 days in advance via the most direct route) will be provided in accordance with The Teva Travel policy. Reimbursement must be claimed via your usual home country travel expense process.

SHIPMENT OF HOUSEHOLD GOODS

Teva provides assistance with the shipment of personal effects, as well as the cost of packing, loading, inland transportation, and customs or import duties up to established limits.

For immediate needs, excess baggage is reimbursed. Household goods may be shipped via sea or overland container.

Excess Baggage Limits

Three (3) excess bags for each relocating family member.

Surface Shipment Limits

20 ft. (33 m3) shipping container

Insurance

Teva insures against damage to or losses from the goods shipment, exclusive of those items not approved for shipment up to limits established by the shipping provider.

Storage (Unaccompanied and Accompanied)

Teva provides temporary storage support in cases where your household goods shipment arrives in the receiving location before permanent housing is available (e.g. during the temporary living period). Any other storage needs in your home country or in your host country is your responsibility.

Pets

Teva does not cover pet shipment costs.

All approved costs will be paid directly by Teva’s global relocation provider.

TRAVEL TO THE HOST LOCATION

On your relocation trip to your new Host Country, Teva will pay the cost of travel for you and your spouse including airfare, ground transportation, and in-transit living expenses. Travel class is based on Teva’s Business Travel policy, booked at least 30 days in advance via the most direct route. This cost should be booked via Teva’s travel provider and expenses claimed via Teva’s dedicated relocation provider.

DESTINATION SERVICES

A provider designated by Teva will assist with house hunting and the coordination of a variety of settling-in services, e.g. local registrations, banking, and utility connections.

TEMPORARY LIVING

You will be provided Temporary Living for up to 30 days after vacating your residence in your Home Country and prior to establishing residence in your new Host Country. Your per diem whilst in temporary accommodation will be 33 USD net per person per day. The per diem will be paid to you by Teva’s dedicated relocation provider.

RELOCATION ALLOWANCE

To cover any individual costs not specifically covered in the assignment policy, you will receive a Miscellaneous Relocation allowance of 5000 USD. This payment will be processed by the dedicated relocation provider in advance of your departure from the Home Country or upon arrival in the Host Country whichever you prefer. You will receive the full amount listed above and Teva is responsible for any applicable taxes.

SPOUSAL ASSISTANCE ALLOWANCE

Teva does not compensate for the loss of spousal/partner income as a result of the assignment, but rather recognizes that the financial impact exists. To ease the transition, Teva reimburses for job placement and related services if your spouse accompanies you full time on assignment. The maximum reimbursement is equivalent to 2000 USD. Reimbursement must be claimed within 12 months of the effective date of your assignment and Teva is responsible for any applicable taxes. Reimbursement will be processed by Teva’s dedicated relocation provider.

LIFESTYLE ALLOWANCE

To recognize the fact that you and your spouse have different needs that may not be covered elsewhere in the policy, you will receive a one-time allowance, equivalent to 3000 USD net, payable upon your first anniversary of this assignment. This payment will be processed by Teva’s dedicated relocation provider.

LANGUAGE LESSONS

Your ability to speak and understand the host language will increase business effectiveness and expedite social integration in the host location. If needed, you and your spouse will each be provided up to 100 hours of language instruction. Teva’s dedicated relocation provider will arrange language lessons on your behalf and all related costs will be covered by Teva through the relocation provider.

INTERCULTURAL ORIENTATION

To help you acclimate to the host country’s culture and environment both from a business and a social perspective, Teva provides a one-day Intercultural Orientation for you and your spouse. All arrangements for this training will be coordinated by Teva’s dedicated Relocation Provider and Teva will pay all related expenses directly.

Following your training and during your assignment, you will have the ability to utilize Teva’s internal Cross-Cultural training located on the Teva’s intranet. You may access the site through this link:

http://tevanet.teva.corp/global/EN/Campiagns/Pages/Introducing-GlobeSmart.aspx.

HOUSING ALLOWANCE

Teva will pay your rental accommodation up to a maximum rental budget of 3250 Euro per month net. You will be able to choose the type of accommodation that you would like to meet your personal lifestyle needs and you are responsible for paying any amount incurred in excess of the established maximum. The rent will be paid directly to the landlord by Teva’s relocation services provider. If applicable, the real estate agent fees and deposit will be paid by Teva as well. At the end of the rental agreement, the full deposit must be returned to Teva, regardless of whether the landlord has made any deductions. It is highly recommended that you insure your personal household items. The cost for Renter’s insurance is your responsibility.

Please note that if you purchase your primary residence in the host country, your housing allowance will immediately cease.

HOST AUTOMOBILE BENEFIT

Any entitlement is strictly based on the host company car policy. All arrangements will be coordinated by your Host country HR representative.

HOME LEAVE BENEFIT

You will be provided one home leave every 12 months on assignment between your home country and your host country for you and your spouse. Teva covers round trip airfare, based on economy fare booked at least 30 days in advance and via the most direct route. Any ground transportation and/or lodging costs are your responsibility. You must use your vacation time for your home leave visits. To allow for unmarried dependent children enrolled in university outside the host location to visit you in the host location, the Company reimburses one round trip, economy airfare per child per the full duration of the assignment. Travel must be booked at least 30 days in advance via the most direct route.

HEALTH INSURANCE

Teva will pay for the mandatory Dutch health insurance for you and your spouse. Teva will also cover the US health insurance costs for your daughter who will stay in the US for the time she is still in college.

HOURS OF WORK, HOLIDAY, & VACATION

While on assignment you will follow the nationally recognized paid holiday schedule of the host location and your vacation benefit continues in accordance with your home guidelines except where host country labor laws require otherwise.

EMERGENCY ASSISTANCE/EVACUATION

In instances of political or civil emergency affecting an employee on an international assignment, it is the primary objective of Teva to ensure the safety and welfare of the employee and accompanying dependents. Please notify your Host Country Human Resources department and Global Mobility of all actual or potentially serious emergencies so that appropriate steps may be taken.

PENSION & SOCIAL SECURITY

To the extent possible, you remain on the home country pension/retirement plan and contribution schedule and your home social security scheme through regular payroll deductions. In cases where the home country pension/retirement plan cannot be maintained through the usual or voluntary contributions while on assignment, you may be able to participate in the host country scheme or Teva will arrange for you to participate in an alternative scheme. In some host locations, contributions to social tax schemes are mandatory and when that is the case, Teva will meet any mandatory host country employer and employee contributions on your behalf.

TAX POLICY

You will be under the Teva tax equalization policy during your assignment. The intent of this policy is that your ultimate tax liability will be similar to that which you have paid in the Home Country on your regular compensation had you not received assignment-related compensation or special tax considerations. Under this policy:

•	you will be responsible for a hypothetical tax liability on both income and social taxes, which will be calculated and deducted from each paycheck,

•	Teva will be responsible for an excess tax liability in the host country, and

•	it is your responsibility to pay income taxes in the home country (although covered by Teva)

The extent of this tax coverage by Teva is limited to your Teva compensation including salary, bonus, benefits and earnings related to equity that is vested while you are on assignment, but does not include earnings that you receive outside of your employment with Teva. The intent of the policy is that your ultimate tax liability will be similar to the amount you would have paid in the home country on your regular compensation had you not received assignment-related compensation or special tax considerations. Each year, a final tax equalization calculation will be prepared to settle your assignment tax obligations.

TAX PREPARATION AND SERVICES

It is a condition of employment that you comply with all personal tax responsibilities for each taxing authority in which a responsibility exists. The responsibility includes the proper filing of all tax returns. You are also responsible for notifying Teva of the tax payments due. The Company has retained the services of a Tax Consultant to prepare your home country and host country tax returns as required during the assignment period. Although you are fully responsible for the payment of all applicable income taxes and tax duties while on assignment, the Company will directly pay the consultant tax preparation and consulting fees on your behalf. Contact information of the Tax Consultant will be provided to you prior to the commencement of your assignment so that you may discuss your particular tax preparation needs in detail. Tax preparation assistance is limited to your filing and only extends to a spouse/partner when filing jointly. The Company will directly pay the consultant tax preparation and consulting fees on your behalf. Costs associated with personal financial planning will be your responsibility. The company will also apply for the 30% tax ruling on your behalf (subject to approval by the Dutch tax authorities).

CHANGE IN TEVA’S INTERNATIONAL ASSIGNMENT POLICY DURING ASSIGNMENT

This Letter of Assignment has been prepared by referencing Teva’s International Assignment Policy (the policy). The policy does not form part of the Letter of Assignment and Teva reserves the right to vary the policy and associated benefits from time to time. You will be notified of any such variations or amendments to the policy and the impact on your arrangements. Where the provisions of the policy differ from those in this Letter of Assignment, the terms set out in this letter shall prevail.

EARLY TERMINATION OF INTERNATIONAL ASSIGNMENT

In the event Teva, in its sole discretion, ends your international assignment before its scheduled end date, Teva will provide return trip airfare for you and your spouse back to the point of origin, and will ship household goods back to the point of origin or to some other mutually agreed upon location. Unless otherwise agreed to by regional management and Human Resources, the return must be completed within 60 days after the effective date of the termination of the international assignment. By failing to relocate within 60 days, you forfeit Teva’s offer to pay for repatriation transportation costs.

INVOLUNTARY TERMINATION OF EMPLOYMENT

In the case of an involuntary termination of employment with Teva, Teva will provide return trip airfare for you and your spouse back to the point of origin, and will ship household goods back to the point of origin or to some other mutually agreed upon location. Unless otherwise agreed to by regional management and Human Resources, the return must be completed within 60 days after the effective date of the termination of employment. By failing to relocate within 60 days, you forfeit Teva’s offer to pay for repatriation transportation costs.

VOLUNTARY TERMINATION OF EMPLOYMENT

Should you resign from employment with Teva or should your Teva employment be terminated with cause during your assignment, Teva reserves the right to cease all assignment payments, including payment of relocation costs, from the date of resignation or the date of misconduct, whichever is applicable. In a voluntary termination case, your payback agreement is enforced.

PAYBACK AGREEMENT

As a condition of your assignment, should you voluntarily terminate your assignment within 12 months of your effective assignment date, you are required to repay Teva a prorated sum towards relocation costs including:

•	Household goods shipment

•	Storage costs

•	Temporary lodging (excluding associated per diem)

•	Relocation allowance

REPATRIATION BENEFITS

At the end of your assignment Teva provides:

•	Household goods move support with the same limitations as when you relocated to the Host Country

•	Flights back to the Home Country for you and your spouse

•	Max thirty days of temporary accommodation

•	Departure services: accommodation lease and utilities cancellation, visa cancellation, deregistration with local authorities, and the closing of bank account.

LOCALIZATION

If at any time during or at the end of your assignment, the Business decides that you are needed in the host country for an indefinite period of time, your assignment will not be extended. Instead, with your agreement, you will be localized in accordance with Teva global mobility policy in force at the time of localization. This means that your employment with your Home country will end and you will become an employee of the Host country on Host country terms and your assignment related allowances will stop. As part of your localization, Teva will work to transition you and your spouse to an immigration status that would allow you to remain in the Host country.

SEVERANCE

If a suitable work position is not available upon the expiration of the assignment period or in case this assignment is terminated for reasons other than termination with cause, you will be entitled to severance benefits according to the terms of the Home Company.

We are very happy to offer you this opportunity for a Long Term International Assignment and feel your skills and accomplishments are an excellent match for the challenges ahead.

Best Regards,

/s/ Rob Koremans	/s/ John Nason
President and CEO Global Specialty Medicines Teva Pharmaceuticals Europe B.V.	Senior VP EU and Asia Operations Teva Pharmaceuticals Europe B.V

Please indicate your agreement by signing below and returning this letter.

I have reviewed the terms and conditions of my assignment outlined above and by signing below, accept these conditions.

/s/ Michael McClellan	May 9, 2017
Michael McClellan	Date